Exhibit 99.1
Contact:
Ramsey Hamadi, EVP and Chief Financial Officer
336-369-0900
NEWBRIDGE BANCORP REPORTS $1.1 MILLION FOURTH QUARTER 2010 NET INCOME;
$3.4 MILLION NET INCOME FOR YEAR
•	Fourth quarter 2010 net income up sharply

•	Year-over-year pre-tax income improvement of $29.9 million

•	Net interest income up $654,000 over prior fourth quarter, $10.1 million for year

•	Net interest margin 4.00% for quarter and year

•	Provision for credit losses declined $14.5 million from prior year on improving asset quality

•	Nonperforming loans declined 13% for year. Excluding restructured loans, nonperforming loans fell 42% from prior year and 47% from June 2009 peak

•	Cumulative loan related charges for this negative credit cycle total $115 million, or 7.1% of peak level loans, as aggressive loss recognition continued

•	Total risk based capital increased to 13.13%; tier one leverage capital reached 9.69%

•	Core deposits rose 16% in 2010; 66% of total deposits

•	Noninterest expense declined $5.0 million in 2010
GREENSBORO, N.C., January 26, 2011— NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, today reported financial results for the fourth quarter and fiscal year ended December 31, 2010.
For the fourth quarter, net income totaled $1.1 million compared to $51,000 for the fourth quarter ended December 31, 2009. After dividends and accretion on preferred stock, the Company reported net income available to common shareholders of $390,000, or $0.02 per diluted share. After dividends and accretion on preferred stock in the prior year’s fourth quarter, the net loss available to common shareholders was ($679,000), or ($0.04) per diluted share.
For the full fiscal year just ended, net income totaled $3.4 million and net income available to common shareholders amounted to $462,000, or $0.03 per diluted share, compared to a net loss of ($15.1) million and a loss of ($18.1) million available to common shareholders, or ($1.15) per diluted share, in 2009.
The fourth quarter included a $338,000 impairment charge on properties associated with the recently announced agreement to sell the Bank’s Harrisonburg, Virginia operations. The fourth quarter of 2009 included a $389,000 pre-tax gain on sale of investment securities. The year ended December 31, 2010 also included a $3.6 million pre-tax gain on sale of investment securities. The 2009 fiscal year included one-time expenses related to restructuring branch operations, terminating certain retired data processing systems and termination of non-

executive employment agreements totaling $2.9 million pre-tax, as well as a special industry-wide FDIC assessment expense of $970,000, partially offset by a $1.1 million pre-tax gain on sale of merchant card services.
In making the announcement, Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bancorp, commented: “We are pleased to report a profit in 2010 on the strength of a number of positive trends that resulted in a $29.9 million pre-tax improvement over the prior year. Our net interest margin remained stable for the quarter and year which resulted in a $10.1 million increase in net interest income. Noninterest expense declined $5.0 million on disciplined cost cutting measures, despite a $3.5 million rise in OREO write-downs and expense. Other credit related costs also declined as nonperforming loans decreased 47% below peak levels, excluding restructured loans. In addition noninterest income and capital levels improved. The Company’s tier one leverage capital was 9.69% and total risk based capital was 13.13% at December 31, 2010.”
Mr. Ridgill continued, “There are a number of positive trends. However, the results for the fourth quarter were impacted by elevated net loan chargeoffs totaling $11.4 million. As discussed last quarter, management established a $5.0 million reserve for a loan in September 2010 due to its unique risk characteristics. This $10.0 million loan represents subordinated debt to a financial institution. Due to continued deterioration in the borrower’s financial condition, in December the Company changed the classification of this relationship to impaired and charged off $6.2 million, leaving a carrying value of $3.8 million. The Company does not have any other loans to financial institutions. The balance of the chargeoffs for the fourth quarter are the result of the Company’s continued philosophy of charging off known, quantifiable losses, rather than growing the allowance for credit losses with specific reserves. At December 31, 2010 the allowance for credit losses totaled 2.28% of loans, with 95% of the allowance in general reserves and only 5% in specific reserves.”
Net interest income, net margin continued to grow
Net interest income increased $654,000, or 4.0%, to $17.1 million for the fourth quarter of 2010 from $16.5 million for the same quarter the year before. Net interest income totaled $69.5 million for the full year, an increase of $10.1 million, or 17.0%, compared to 2009. The increases for the quarter and year were due to a rise in the net interest margin of 37 basis points and 82 basis points, respectively, to 4.00% for both periods. The wider net interest margin is due primarily to lower interest expense on liabilities resulting in increased net interest income despite a smaller balance sheet. Compared to the September 2010 quarter, the margin fell nine basis points due to cash held on the balance sheet early in the quarter from the sale of municipal securities in September. During the quarter, the Company took a methodical approach to reinvesting this cash which allowed it to take advantage of a steepening yield curve, preventing further margin erosion.
The weighted average cost of deposits fell to 0.94% in the fourth quarter, compared to 1.60% for the quarter ended December 31, 2009 and 2.16% for the full year ended December 31, 2009. Beginning in late 2008, the Company’s deposit prices were negatively impacted by irrational pricing pressure from competing financial institutions. This margin pressure continued through the first two quarters of 2009 until the higher rate time deposits began to mature. In mid-2009, the Company began shifting its marketing and strategic focus away from higher cost time deposits toward checking accounts and other core deposit relationships.
Balance Sheet
While loan demand is improving, loan balances declined $29.9 million for the quarter to $1.31 billion at December 31, 2010. Loans held for sale increased $59.2 million to $77.0 million primarily due to the reclassification of $73.0 million of loans to held for sale status related to the pending sale of the Virginia operations.
Investment securities increased $49.6 million to $325.1 million during the quarter just ended. In the quarter, the Company was able to redeploy excess cash held on the balance sheet into agency issued bonds. As previously discussed, the Company sold $83 million of its $100 million municipal security portfolio in September due to rising credit concerns with municipal securities. The sale proved to be well timed as the remaining $17.4 million of municipal securities’ market value declined $1.7 million during the quarter. Volatility impacted the fair market value of the Company’s investment portfolio, creating a decrease in shareholders’ equity of $3.4 million for the quarter and $1.4 million for the year to $163.2 million. At December 31, 2010 the Company’s net unrealized gains in the investment portfolio totaled $3.8 million pre-tax, down from $10.0 million at the previous quarter end, as the yield curve at the average maturity point of the portfolio moved meaningfully during the quarter. The decline in the overall gain position of the investment portfolio reduced the Company’s tangible book value per share by $0.20 during the quarter.
Softening loan demand and reduced liquidity demands have allowed the Company to reduce its dependence on retail time deposits. Core deposits increased 16%, or $132.5 million, and amounted to 66% of total deposits at December 31, 2010, up from 55% at December 31, 2009 and 43% at December 31, 2008. Total deposits declined $46.3 million to $1.45 billion at year end, compared to $1.50 billion at December 31, 2009. Time deposits declined $178.8 million, which was offset by the growth in core deposits. NOW and non-interest bearing checking accounts increased $174.7 million, and was partially offset by a $42.1 million decline in money market and savings balances.
The continued growth in core deposits allowed the Company’s liquidity to remain strong at December 31, 2010. As a result, the Company has reduced brokered deposits and other sources of wholesale funds. At year end, it had available borrowings, unencumbered investments and access to wholesale deposits exceeding $475 million. Since December 31, 2009, FHLB and other borrowings have declined $95.1 million.
Noninterest Income
Noninterest income declined $764,000 to $4.1 million for the three months ended December 31, 2010 compared to $4.9 million for the same period a year ago. For the year, noninterest income increased $330,000 to $19.5 million. Gains on sale of investment securities totaled $3.6 million in 2010 compared to $389,000 in 2009. These gains were partially offset by loss on sale of OREO of $1.8 million in 2010 and $591,000 in 2009 and other writedowns on land and fixed assets of $418,000 in 2010. For the quarter and fiscal year just ended, growth in mortgage revenue and investment service income exceeded declines in deposit service income. Mortgage revenue increased $1.8 million, or 261%, for the year and $871,000, or 760%, for the quarter. The growth in mortgage revenue was due primarily to the Company’s decision to purchase Bradford Mortgage a year ago. Investment service revenue increased $403,000 for the year to $1.6 million and remains part of the core growth strategy for the Company. Deposit service charge revenue declined 13% for the year, or $1.1 million, due primarily to ongoing regulatory changes in the industry. Merchant processing income decreased by $1.6 million as a result of the Company’s sale of its merchant card servicing operation in 2009.
Mr. Ridgill commented, “Growth in fee income continues to be important in the future of banking. Consequently, we are actively exploring opportunities to grow noninterest income. Although talent recruitment remains our best opportunity for future growth of fee income, we are also open to complementary acquisitions similar to the one we accomplished with Bradford Mortgage.”
Noninterest Expense
Noninterest expense declined $5.0 million, or 7%, for 2010. For the fourth quarter, noninterest expense was unchanged from the previous quarter at $15.7 million, excluding the one-time impairment of $338,000 on properties associated with the planned sale of the Virginia operations. The results in 2009 were affected by $3.8 million of one time expenses related to an industry-wide FDIC special assessment and certain other one-time expenses described earlier. Excluding the one-time items and the increased costs on OREO, operating costs have declined $4.6 million for the year on lower data processing costs, legal and professional expense, merchant processing costs and various other operating expense reductions.
Mr. Ridgill commented, “Operating expenses are lower and the organization’s cost management culture has improved significantly since the merger of equals in 2007. We are pleased with the progress, but believe that opportunities remain for further improvement. Excluding one time items such as costs related to OREO expense, the Company’s efficiency percentage has improved from 88% a year ago to 66% in the December quarter.”
Asset Quality
Asset quality has steadily improved since nonperforming loans peaked in June of 2009 at $64.0 million. At December 31, 2010, nonperforming loans totaled $50.6 million, or 4.01% of total loans, and nonperforming assets totaled $77.3 million, or 4.28% of total assets. Since its peak level of loans outstanding, the Company has added $14.5 million to troubled debt restructured loans, offset by a $27.9 million decrease in nonaccruing loans. The Company’s highest risk and most closely monitored nonperforming assets are nonaccruing loans excluding troubled debt restructures. These loans totaled $32.0 million at December 31, 2010, down $19.6 million, or 38%, since December 31, 2009 and down $27.3 million, or 47%, since June 30, 2009. OREO balances continue to cycle through the balance sheet, helping control the level of nonperforming assets over time. At December 31, 2010, OREO balances totaled $26.7 million, down from $27.3 million at December 31, 2009. During 2010, $20.7 million of loans were transferred into OREO, $3.8 million of OREO was written down, and $17.5 million of OREO was sold.
At the end of the year, the allowance for credit losses totaled $28.8 million, or 2.28% of retained loans and 56.8% of nonperforming loans versus 61.56% at December 31, 2009. Provision for credit loss declined $14.5 million for the year to $21.3 million compared to $35.7 million at the previous year end. For the fourth quarter, provision for credit loss totaled $4.6 million compared to $5.6 million for the same period the year before. As previously discussed, the September 2010 quarter provision for credit loss included a $5.0 million expense, and the December 2010 quarter included an additional $1.2 million expense, associated with the establishment of a reserve for the $10.0 million subordinated debt loan to a financial institution. The Company’s coverage percentage may not be comparable with other banking institutions due to its practice of charging off specific estimated losses on loans at the time they become measurable. Consequently, the Company’s allowance for credit losses consists almost exclusively of general reserves, with 95% being general and 5% specific. Substantially all estimated losses from the Company’s $50.0 million of non-performing loans have been recognized through charge-offs. Consequently, the Company’s allowance for credit losses is available almost in its entirety for the potential losses that exist in its watch list and other performing loans portfolio. Since the current adverse credit cycle began in 2007, the Company has charged off $115.0 million of loans and other real estate owned, or 7.1% of the highest/peak level of loan balances from June 2008.

Forward Looking
Mr. Ridgill expressed his opinion that, “We have modestly improved our outlook for 2011. Through disciplined management of what is within our control, core pre-tax earnings before credit expenses improved $20 million in 2010. Credit costs will likely remain challenging, but we expect to see a continuing decline. Loan demand has improved as our pipeline for new loans is larger than it has been in nearly two years. The Bank became smaller and more profitable in 2010, but it is not our intention to shrink the Bank in the coming year. We anticipate modest growth and continued profitability. Improvement in loan demand is enhanced by less focused competition, which is creating opportunities for new relationships, with customers and prospective bankers.
Looking forward, the Company will remain focused on improving core efficiencies. The net interest margin should rise modestly in 2011. We remain focused on increasing net interest income and will also continue to pursue increased operating efficiencies through reduced operating costs. While noninterest expense has declined significantly in recent years, our goal remains to improve efficiencies to a level that surpasses our peers. We have not yet achieved this objective and will continue to focus on the opportunities before us.
Sweeping consolidation among financial institutions is likely to occur in North Carolina and the Company is positioned to benefit in that cycle. We continue our position of having no near-term plans to raise capital for the purpose of repaying TARP funds. With so many favorable trends, we believe our shareholders will continue to benefit by our current focus on reducing problem assets and further enhancing operating efficiencies so that when the Company seeks to repay TARP funds, investors will not be overly diluted. Over the last year and into 2011, our stock price has performed well. We believe this is because the Company has not allowed external events to shift our focus from improving our financial position. While the Company remains focused on enhancing performance, we will continue to evaluate potential acquisitions with a goal of improving shareholders’ long term value.”
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives, such as mutual funds and annuities, through Raymond James Financial Services, Inc., a registered broker dealer.
With approximately $1.8 billion of total assets, NewBridge Bank is one of the largest community banks in North Carolina, and based on deposit market share is the largest community bank in the Piedmont Triad region of North Carolina. The Bank has 30 offices in the Piedmont Triad and Wilmington region of North Carolina and one office in Harrisonburg, VA. The Company recently announced an agreement to sell the Harrisonburg, VA operations.
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
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FINANCIAL SUMMARY

	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,358,187	$17,869	5.22%	$1,489,016	$20,099	5.36%
Investment securities	292,321	3,423	4.65%	327,737	4,318	5.23%
Other earning assets	53,634	42	0.31%	36,012	23	0.25%

Total Earning Assets	1,704,142	21,334	4.97%	1,852,765	24,440	5.23%
Non-Earning Assets	132,096			131,139

Total Assets	$1,836,238	21,334		$1,983,904	24,440

Interest-Bearing Liabilities
Deposits	$1,321,383	3,118	0.94%	$1,403,392	5,665	1.60%
Borrowings	163,018	1,033	2.51%	231,578	1,801	3.09%

Total Interest-Bearing Liabilities	1,484,401	4,151	1.11%	1,634,970	7,466	1.81%
Noninterest-bearing deposits	167,879			162,133
Other liabilities	18,401			20,745
Shareholders’ equity	165,557			166,056

Total Liabilities and Shareholders’ Equity	$1,836,238	4,151		$1,983,904	7,466

Net Interest Income		$17,183			$16,974

Net Interest Margin			4.00%			3.63%
Interest Rate Spread			3.86%			3.42%

	Twelve Months Ended December 31, 2010			Twelve Months Ended December 31, 2009
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,406,624	$74,795	5.32%	$1,538,777	$84,089	5.46%
Investment securities	330,634	16,519	5.00%	306,754	16,179	5.27%
Other earning assets	34,496	96	0.28%	84,595	236	0.28%

Total Earning Assets	1,771,754	91,410	5.16%	1,930,126	100,504	5.21%
Non-Earning Assets	136,273			124,361

Total Assets	$1,908,027	91,410		$2,054,487	100,504

Interest-Bearing Liabilities
Deposits	$1,359,593	14,960	1.10%	$1,479,471	31,891	2.16%
Borrowings	199,429	5,494	2.75%	225,021	7,265	3.23%

Total Interest-Bearing Liabilities	1,559,022	20,454	1.31%	1,704,492	39,156	2.30%
Noninterest-bearing deposits	164,958			158,436
Other liabilities	17,591			20,988
Shareholders’ equity	166,456			170,571

Total Liabilities and Shareholders’ Equity	$1,908,027	20,454		$2,054,487	39,156

Net Interest Income		$70,956			$61,348

Net Interest Margin			4.00%			3.18%
Interest Rate Spread			3.85%			2.91%

FINANCIAL SUMMARY

	2010				2009
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Period-End Balances
(Dollars in thousands)
Assets	$1,807,161	$1,862,912	$1,930,842	$1,954,292	$1,946,526
Loans held for investment	1,260,585	1,355,634	1,407,808	1,425,727	1,456,526
Loans held for sale	76,994	17,793	10,893	8,716	6,568
Investment securities	325,129	275,570	349,643	352,582	325,339
Earning assets	1,745,297	1,724,433	1,795,072	1,806,625	1,799,472
Noninterest-bearing deposits	161,734	158,290	165,160	168,414	156,040
Savings deposits	38,898	39,653	40,513	41,565	39,502
NOW accounts	440,190	414,976	391,333	326,751	271,208
Money market accounts	316,608	337,406	347,024	349,538	358,165
Time deposits	495,565	560,267	607,318	658,985	674,395
Interest-bearing liabilities	1,465,735	1,521,776	1,581,663	1,603,813	1,607,844
Shareholders’ equity	163,188	166,600	166,679	164,732	164,604

Asset Quality Data
(Dollars in thousands)
Nonperforming loans:
Commercial nonaccrual loans, not restructured	$23,453	$28,699	$38,326	$42,869	$46,788
Commercial nonaccrual loans which have been restructured	11,190	8,338	8,915	4,406	1,777
Non-commercial nonaccrual loans	8,537	7,828	6,184	4,566	4,772

Total nonaccrual loans	43,180	44,865	53,425	51,841	53,337
Loans past due 90 days or more and still accruing	27	1,290	649	2,571	3,450
Accruing restructured loans	7,378	5,865	5,379	2,300	1,442

Total nonperforming loans	50,585	52,020	59,453	56,712	58,229
Other real estate owned	26,718	29,571	25,966	29,316	27,337

Total nonperforming assets	$77,303	$81,591	$85,419	$86,028	$85,566
Net chargeoffs	11,438	5,493	7,370	4,042	8,629
Allowance for credit losses	28,752	35,554	33,081	35,524	35,843
Allowance for credit losses to loans	2.28%	2.62%	2.35%	2.49%	2.46%
Nonperforming loans to loans	4.01	3.84	4.22	3.98	4.00
Nonperforming assets to total assets	4.28	4.38	4.42	4.40	4.40
Nonperforming loans to total assets	2.80	2.79	3.08	2.90	2.99
Net charge-off percentage (annualized)	3.63	1.62	2.09	1.13	2.35
Allowance for credit losses to nonperforming loans	56.84	68.35	55.64	62.64	61.56

Loans identified as impaired	$38,303	$40,621	$38,677	$39,328	$46,122
Other nonperforming loans	12,282	11,399	20,776	17,384	12,107

Total nonperforming loans	50,585	52,020	59,453	56,712	58,229
Other potential problem loans	110,924	118,067	100,912	84,936	66,725

Total impaired and potential problem loans	$161,509	$170,087	$160,365	$141,648	$124,954
Gross loan chargeoffs, and writedowns and losses on other real estate owned to peak loans during the credit cycle beginning January 1, 2007:	2007	2008	2009	2010	TOTAL

Gross loan chargeoffs	$9,412	$22,468	$38,494	$30,720	$101,094
Other real estate owned writedowns and losses	4,001	3,571	1,294	5,508	14,374

Total chargeoffs, writedowns and losses	$13,413	$26,039	$39,788	$36,228	$115,468
Peak loans at September 30, 2008					$1,626,504
Chargeoffs, writedowns and losses to peak loans					7.10%

FINANCIAL SUMMARY

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$17,869	$20,099	$74,795	$84,089
Investment securities	3,361	3,811	15,022	14,175
Other	42	23	96	236

Total interest income	21,272	23,933	89,913	98,500
Interest expense:
Deposits	3,118	5,665	14,960	31,891
Borrowings from the FHLB	448	1,191	3,087	4,706
Other	585	610	2,407	2,559

Total interest expense	4,151	7,466	20,454	39,156

Net interest income	17,121	16,467	69,459	59,344
Provision for credit losses	4,636	5,569	21,252	35,749

Net interest income after provision for credit losses	12,485	10,898	48,207	23,595
Noninterest income:
Service charges on deposit account	1,687	2,100	7,392	8,527
Mortgage banking services	985	114	2,438	674
Gain on sale of investment securities	—	389	3,637	389
Loss on sale of real estate acquired in settlement of loans	(508)	(48)	(1,817)	(591)
Other	1,955	2,328	7,857	10,178

Total noninterest income	4,119	4,883	19,507	19,177
Noninterest expense
Personnel	7,152	7,276	29,897	30,901
Occupancy	979	1,025	4,189	5,436
Furniture and equipment	1,134	1,121	4,644	6,012
OREO writedown/expense	1,606	376	5,117	1,622
Technology and data processing	1,047	1,347	4,359	5,724
One-time costs for branch closures, core conversion and contract termination	339	—	339	2,876
FDIC insurance	858	658	3,491	4,528
Other	2,867	3,849	12,545	12,447

Total noninterest expense	15,982	15,652	64,581	69,546

Income (loss) before income taxes	622	129	3,133	(26,774)
Income taxes	(498)	78	(247)	(11,641)

Net income (loss)	1,120	51	3,380	(15,133)
Dividends and accretion on preferred stock	(730)	(730)	(2,918)	(2,918)

Net income (loss) available to common shareholders	$390	($679)	$462	($18,051)

Net income (loss) per share — basic and diluted	$0.02	($0.04)	$0.03	($1.15)

Other Data

Return on average assets	0.24%	0.01%	0.18%	(0.74)%
Return on average equity	2.71	0.12	2.03	(8.87)
Net yield on earning assets	4.00	3.63	4.00	3.18
Efficiency	74.89	71.34	74.01	85.89
Average loans to assets	73.97	75.05	73.72	74.90
Average loans to deposits	91.20	95.11	92.26	93.95
Average noninterest — bearing deposits to total deposits	11.27	10.36	10.82	9.67
Average equity to assets	9.02	8.37	8.72	8.30
Total capital as a percentage of total risk weighted assets	13.13	12.27	13.13	12.27
Tangible common equity as a percentage of total risk weighted assets	7.16	6.69	7.16	6.69

COMMON STOCK DATA

	2010				2009
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$4.70	$3.57	$3.51	$3.56	$2.22
High	5.00	4.00	5.28	4.34	2.78
Low	3.40	2.94	3.46	2.08	1.89
Book value	7.08	7.30	7.30	7.18	7.18
Tangible book value	6.79	7.00	6.99	6.85	6.84
Shares outstanding at period-end	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868